                                                                                                                                                Exhibit 99

Supplemental Segment Information
	For the fiscal quarter ended January 31,		For the nine months ended January 31,
In thousands	2008	2007	2008	2007
Orders Received:
Sign Making and Specialty Graphics	$ 83,086	$ 69,926	$261,242	$ 218,452
Apparel and Flexible Materials	53,329	46,797	153,665	142,885
Ophthalmic Lens Processing	16,225	18,711	51,654	56,686
	$152,640	$135,434	$466,561	$418,023

In thousands	January 31, 2008	April 30, 2007
Backlog:
Sign Making and Specialty Graphics	$ 4,089	$ 1,557
Apparel and Flexible Materials	43,796	43,197
Ophthalmic Lens Processing	1,600	2,600
	$49,485	$47,354